Exhibit 10.14

CANOPY GROWTH CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

As of April 1, 2024

The following table reflects the compensation program for non-employee directors1 of Canopy Growth Corporation as of April 1, 2024, consisting of cash retainer payments and grants of restricted share units (“RSUs”), as previously recommended by the Corporate Governance, Compensation and Nominating Committee (“CGCN Committee”) and approved by the Canopy Growth Corporation board of directors:

Annual Amount ($C)
Board of Directors Chair Retainer	225,000
Board Retainer	150,000
Annual RSU Grants to Board of Directors Chair	225,000
Annual RSU Grants to Non-Chair Board Members	150,000
Committee Chair	30,000
Committee Member	15,000

Notes:

1.
All cash fees are paid on a monthly basis.
2.
RSUs generally vest in four equal quarterly installments, beginning on the last trading day of the first quarter after such RSU’s are granted.